ADVANCED MACHINE VISION CORPORATION
                  3709 Citation Way #102, Medford, Oregon 97504


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 13, 1999


The Annual Meeting of Stockholders of Advanced Machine Vision Corporation ("AMV" or the "Company"), a California corporation, will be held at the offices of the Company, 3709 Citation Way #102, Medford, Oregon, 97504 on May 13, 1999 at 2:00 p.m., Pacific Time, for the following purposes:

      1.   To elect a Board of Directors;

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Your  attention  is  directed  to  the  accompanying   proxy   statement.   Only
stockholders of record at the close of business on April 2, 1999, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are requested to sign, date and complete the enclosed proxy and return it promptly in the accompanying postage-prepaid, pre-addressed envelope whether or not they expect to attend the meeting to ensure that their shares will be represented. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.


                                             By Order of the Board of Directors,



                                             /s/ Alan R. Steel
                                             -----------------------------------
                                             Alan R. Steel
                                             Vice President, Finance and
                                             Chief Financial Officer

April 2, 1999








                 PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY
              AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE
                 IN ORDER TO ENSURE THAT YOUR VOTES ARE COUNTED.

                       ADVANCED MACHINE VISION CORPORATION
                  3709 Citation Way #102, Medford, Oregon 97504


                                 PROXY STATEMENT


                         Annual Meeting of Stockholders
                                  May 13, 1999

                               -------------------


                               General Information


Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Advanced Machine Vision Corporation (the "Company" or "AMV") of proxies for use at the Annual Meeting of Stockholders to be held on May 13, 1999, and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about April 2, 1999. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the meeting.

All shares of AMV Common Stock (as defined below under "Record Date") represented by a properly completed proxy received in time for the Annual Meeting will be voted by the proxy holders as provided therein. If no direction is given in the proxy, it will be voted "FOR" the election of the directors nominated.

In addition to solicitation by mail, regular employees of the Company and its Transfer Agent may solicit proxies in person or by telephone without additional compensation. The Company will pay persons holding shares in their names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding soliciting materials to the beneficial owners. The Company will bear all expenses incurred in soliciting its stockholders. Such expenses are estimated not to exceed $10,000.

Revocability of Proxy

Any proxy given by a stockholder of the Company may be revoked at any time before it is voted at the annual meeting by a written notice to the Secretary of the Company, or upon request if the stockholder is present at the meeting. Each valid proxy returned which is not revoked, unless indicated otherwise on the proxy card, will be voted in the election of directors for the nominees as described herein.

Record Date and Stock Entitled to Vote

Only holders of record of Class A Common Stock and Class B Common Stock (hereinafter referred to collectively as the "Common Stock") and Series B Preferred Stock ("Preferred Stock") at the close of business on April 2, 1999, are entitled to notice of and to vote at the meeting or any adjournment thereof. The outstanding voting securities of the Company on that date consisted of 12,869,355 shares of Common Stock and 119,106 shares of Preferred Stock.

The Class A Common Stock and Class B Common Stock are substantially identical on a share-for-share basis. The holders of Common Stock and Preferred Stock vote as a single class on all matters to come before stockholders for a vote, except in the election of directors as described below. Holders of Common Stock may cumulate their votes in the election of directors upon giving notice as required by law. Each share of Class B Common Stock is automatically converted into one share of Class A Common Stock upon its sale or transfer, or the death of the holder. The holder of the Preferred Stock is allowed ten votes per share in matters placed before the common shareholders, except in the election of directors, in which case the holder has the right to elect one director.

Voting Rights; Election of Directors

Holders of the Company's Common Stock are entitled to one vote for each share held as of the above record date, except that in the election of directors each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected, which number is currently seven. The stockholder may cast these votes all for a single candidate or may distribute the votes among any or all of the candidates. No stockholder will be entitled to cumulate votes for a candidate however, unless that candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate among the management nominees the votes represented by proxies in the proxy holder's sole discretion.

FMC Corporation (FMC"), by virtue of its ownership of the Company's Preferred Stock, is entitled to one additional director (see "Certain Transactions" below).

Quorum; Stockholder Vote

A majority of the outstanding shares of the Company must be present, in person or by proxy, at the Annual Meeting to constitute a quorum for the transaction of business. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of a proposal, shares represented by such proxies will not be treated as affirmative votes.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.


                              Election of Directors

The following table sets forth information concerning the nominees of management for directors for the ensuing year. The term of office for all nominees listed below will expire at the next annual meeting to be held in 2000 or when their successors are elected and qualified.

                                             Principal Occupation                                    Year First
                                            and Business Experience                                    Elected
         Name                          Including Service on Other Boards                   Age        Director
---------------------------   ----------------------------------------------------        -----      ----------
Nominees of Management:
-----------------------

William J. Young (C)          President and Chief Executive Officer of the                 56           1994
                              Company and Director of Lithia Automotive Group

Haig S. Bagerdjian            Executive Vice President, Chief Legal Officer and            42           1997
                              Secretary of Syncor International Corporation, and
                              President and Chief Executive Officer of
                              Syncor Overseas Ltd.

Vikram Dutt                   President, Aaron, Dutt and Edwards, Inc., a                  57           1997
                              benefits and insurance concern

James Ewan, Ph.D.             President and Chief Executive Officer of                     50           1996
                              SRC VISION, Inc., a wholly-owned subsidiary
                              of the Company

Robert M. Loeffler (A) (B)    Attorney and Director of PaineWebber Group, Inc.             75           1997

Jack Nelson (A) (B) (C)       Chairman of the Board and Chief Executive                    48           1994
                              Officer of Caprius, Inc., a public company;
                              formerly a practicing attorney.

Rodger A. Van Voorhis (C)     President of Ventek, Inc. a wholly-owned                     41           1996
                              subsidiary of the Company

Nominee of FMC:
---------------

Marc T. Giles                 General Manager, Food Systems and Handling
                              Division, FMC FoodTech                                       43           1998

(A)  Member of the Audit Committee
(B)  Member of the Compensation and Stock Option Committees
(C)  Member of the Directors Nominating Committee


Meetings and Committees

The Company has standing Audit, Nominating, Compensation and Stock Option Committees. The Audit Committee reviews and acts on reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and services performed for the Company by, and fees paid to, the independent auditors. The Nominating Committee is chartered to establish criteria for recommendations for director nominees and in connection therewith, to consider the participation and contributions of current Directors. The Nominating Committee will consider nominees received from the Company's stockholders. The Compensation Committee reviews and provides recommendations to the Board of Directors regarding executive compensation matters. The Stock Option Committee is responsible for the administration of the Company's 1991, 1994 and 1997 Stock Option Plans, the SRC Stock Option Plan, the 1997 Restricted Stock Plan, the 1998 Senior Management and Director Stock Purchase Plan and the Shareholder Rights Plan. The Stock Option and Compensation Committees held two and one formal meetings, respectively, during the fiscal year ended December 31, 1998. In addition, these and the Audit Committee, met informally, as appropriate, in conjunction with regular meetings of the Board of Directors.

During the fiscal year ended December 31, 1998, the Board of Directors held four meetings. During 1998, each of the above directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he served during his respective term as a director, except for Mr. Bagerdjian who attended 50% of the Board Meetings.


                                   Management

Executive Officers and Directors

The directors and executive officers of AMV are as follows:

         Name                Age                         Position
------------------------    -----    ----------------------------------------------------------------------------
William J. Young             56      President and Chief Executive Officer and Chairman of the Board of Directors

James Ewan, Ph.D.            50      President and Chief Executive Officer of SRC VISION, Inc. and Director

Alan R. Steel                54      Vice President of Finance, Chief Financial Officer and Secretary

Haig S. Bagerdjian           42      Director

Vikram Dutt                  57      Director

Marc T. Giles                43      Director

Robert M. Loeffler           75      Director

Jack Nelson                  48      Director

Rodger A. Van Voorhis        41      President, Ventek, Inc. and Director


William J. Young became President and Chief Executive Officer of the Company effective February 1, 1994, and Chairman of the Board in September 1994. Mr. Young was the President and Chief Executive Officer of Volkswagen of America from 1991 through March 1993, where he was responsible for all the company's operations in the United States, which exceeded $2.2 billion in revenue annually. As CEO of Volkswagen of America, Mr. Young also served as President of V-Crest Systems, Inc., a computer services company serving 1,200 automobile agencies, and as a Director of VCI, Inc. a $2 billion financial services company. From January 1989 through December 1991, Mr. Young served as Vice President of Sales and Marketing of Volkswagen United States and its 700 dealers operating in the North American market. From 1982 through 1988, Mr. Young headed W.J. Young and Associates, an automotive marketing consulting company. From 1979 through May 1983, Mr. Young was the General Manager of the Volkswagen Division of Volkswagen of America, where he was responsible for implementing the sales and marketing strategies of the Volkswagen Division and the maintenance and financial health of the Volkswagen dealer organization of 950 dealers. Prior to 1979, Mr. Young served in the capacity of National Sales Manager, and held other management positions in the Volkswagen organization and other companies. Mr. Young is a director of Lithia Automotive Group, a public company.

Dr. James Ewan became President and Chief Executive Officer of the Company's SRC VISION, Inc. ("SRC") subsidiary in May 1994 and a Director of the Company in 1996. Before joining SRC, Dr. Ewan was with Teledyne Corporation from 1985 to 1994 where he was President of Teledyne Microwave and General Manager of Teledyne Monolithic Microwave. At Teledyne Microwave, Dr. Ewan was responsible for restructuring the company from primarily a military electronics company to one that derived half of revenues from commercial applications. Dr. Ewan led Teledyne Monolithic Microwave from its start-up phase until it was eventually merged into Teledyne Microwave as an operating division. Prior to Teledyne, Dr. Ewan was Section Manager of the Gallium-Arsenide Microelectronics Center of The Aerospace Corporation from 1980 to 1985. While at Aerospace, Dr. Ewan was responsible for the development of a range of state-of-the-art compound semiconductor technology, device and circuit processing and digital and analog circuit design.

Alan R. Steel became Vice President of Finance and Chief Financial Officer on March 14, 1994. Mr. Steel was the Vice President and Chief Financial Officer of DDL Electronics, Inc. ("DDL"), a New York Stock Exchange listed company, since 1983. From 1980 to 1983, he served as Controller for DDL. While at DDL, Mr. Steel was responsible for handling New York Stock Exchange compliance, financial and SEC reporting, public and private equity offerings and shareholder relations. From 1975 to 1980, he served as financial manager for ARCO Transportation Company, a subsidiary of Atlantic Richfield Company. From 1974 to 1975 he was the Director of Internal Control at Atlantic Richfield Company. From 1967 to 1974, Mr. Steel was a certified public accountant with Arthur Andersen & Company.

Rodger Van Voorhis joined the Company's Ventek, Inc. ("Ventek") subsidiary in 1992 as Vice President of Operations and became President in 1996 and a director of the Company in 1996. Mr. Van Voorhis was previously an Assistant Vice President of Marketing for United Financial Systems, and held various management positions at Morvue Electronics, Inc., a designer and manufacturer of wood veneer defect scanning systems. On July 24, 1996, Mr. Van Voorhis entered into a five-year employment agreement with Ventek that provides for an annual base salary of $150,000 and a $375 monthly automobile allowance. The contract provides that if Mr. Van Voorhis is terminated other than for cause before July 24, 1999, he shall be paid his base salary until that date. Effective February 1, 1999, Mr. Van Voorhis' base salary was changed to $175,000.

Haig S. Bagerdjian is currently Executive Vice President, Chief Legal Officer and Secretary of Syncor International Corporation, and President and Chief Executive Officer of Syncor Overseas Ltd. Syncor is a Woodland Hills, California-based operator of domestic and international nuclear pharmacy service centers, at which he has been employed since 1991. From 1987 to 1991, he served in several executive level positions at Calmark Holding Corporation. He also was General Counsel for American Adventure, Inc., which was a subsidiary of Calmark Holding. Mr. Bagerdjian received a J.D. from Harvard Law School and is admitted to the State Bar of California.

Since 1983, Vikram Dutt has been the President of Aaron, Dutt and Edwards, Inc., a Chicago, Illinois consulting firm specializing in consulting and administration of pension and profit sharing plans. Mr. Dutt received a B.S. in Chemical Engineering and an M.B.A. from the University of Illinois.

Marc T. Giles became director of the Company in October 1998 concurrent with FMC's investment in the Company's Preferred Stock. Mr. Giles has been General Manager of FMC Corporation's FoodTech Food Systems and Handling Division of FMC FoodTech since January 1997. Mr. Giles joined FMC in January 1988 as director of marketing and sales for SeparaSystems, FMC's joint venture with DuPont. From March 1992 to May 1994, he was with FMC's Citrus Systems as marketing manager. From 1994, Mr. Giles had been director of business development for FMC FoodTech until named General Manager. Before joining FMC, Mr. Giles was with Norton Company in a variety of sales and marketing positions. Mr. Giles earned a Bachelor of Arts degree in economics from Union College in New York.

Since 1978, Robert Loeffler has been a Director, Chairman of the Audit Committee and member of the Executive Committee and Compensation Committee at PaineWebber Group, Inc. From 1987 to 1991, Mr. Loeffler was attorney of counsel to Wyman, Bautzer, Kuchel & Silbert in Los Angeles, California. Prior to that, he spent ten years as Partner and Managing Partner at Jones, Day, Reavis & Pogue in Los Angeles prior to his retirement from the firm. From 1965 to 1973, Mr. Loeffler served in a variety of positions at the asset management company, Investors Diversified Services, Inc. (IDS), including Chief Legal Officer. Mr. Loeffler received an LL.B., magna cum laude from Harvard Law School. He is admitted to the state bars of New York, California, Minnesota and Oklahoma.

Jack Nelson, Esq. has served as the Chairman of the Board, Chief Executive Officer and Treasurer of Caprius, Inc. (or its predecessor companies), a public company, since June 1991, and was Vice Chairman from 1990 until June 1991. Caprius is a designer and manufacturer of breast imaging equipment used to detect breast cancer. From January 1986 to December 1993, Mr. Nelson was an attorney at the firm of Zaslowsky, Marx & Nelson.

Compensation of Directors

The Company currently compensates directors who are not also officers or employees of the Company ("outside" directors) for attending Board meetings and committee meetings in the form of stock options. Generally, outside directors will be granted options to purchase 100,000 shares of Class A Common Stock at the closing price determined on the date such person becomes a director of AMV. The options vest 25% upon becoming a director, with the remaining 75% vesting 25% per year over the next three years, subject to service as a director. Members of the Stock Option, Audit, and Compensation Committees receive $400 per meeting not held in conjunction with a regularly scheduled board meeting. William J. Young, James Ewan and Rodger Van Voorhis receive no compensation as directors. All directors are reimbursed for expenses incurred in attending board and committee meetings.

Executive Compensation

The following table sets forth the compensation for the Chief Executive  Officer
("CEO")  and  each  executive   officer  who  received  over  $100,000  in  cash
compensation for the fiscal year ended December 31, 1998.

                                                                                      Long-Term Compensation
                                                     Annual Compensation           ------------------------------
                                              ---------------------------------                 Restricted Stock
Name and Principal Positions        Year      Salary        Bonus         Other     Options-#    Awards-#(2)(3)
----------------------------        ----      ------        -----         -----    ----------- ------------------
William J. Young                    1998    $  257,000    $     --     $      --           --             --
President & Chief Executive         1997       250,000      75,000            --           --        107,500
Officer                             1996       235,000      40,000        30,000 (1)       --             --

James Ewan                          1998    $  241,000    $     --     $  32,500 (4)       --             --
President of SRC VISION, Inc.       1997       225,000      75,000        23,500 (4)       --         69,500
                                    1996       200,000      40,000        30,000 (1)       --             --

Alan R. Steel                       1998    $  147,000    $     --     $      --           --             --
Vice President, Finance and         1997       143,000      35,000            --           --         55,500
Chief Financial Officer             1996       135,000      20,000        15,000 (1)       --             --

(1)  Amounts represent sign-on bonuses.

(2)  Restricted stock awards are comprised of the following:

                                                              Mr. Young           Dr. Ewan           Mr. Steel
                                                             ----------          ---------          -----------
     Shares granted January 1997                                952,000            572,000             476,000
     Shares donated back to the Company in 1997                (857,000)          (515,000)           (428,000)
                                                             ----------          ---------          ----------

     Remaining from January 1997 grant                           95,000 (a)         57,000 (a)          48,000 (a)
     Restricted bonus shares                                     12,500 (b)         12,500 (b)           7,500 (b)
                                                             ----------          ---------          ----------

        Net restricted shares                                   107,500             69,500              55,500
                                                             ==========          =========          ==========

     (a) These restricted shares cannot be traded or transferred unless (i) the executive remains in the employ of the Company until January 10, 2000, and (ii) a payment of $1.80 per share is made by the employee to the Company. If either of these conditions is not met, the shares of stock will be forfeited and returned to the Company. On December 31, 1998, there was no value to the named executives for the restricted shares since the market value per share was less than the $1.80 required payment.

     (b) These  restricted  shares were granted in addition to each  executive's cash bonus for 1997. The shares became unrestricted on January 1, 1999.
         The value (as  determined by  independent  valuation) of the restricted shares on the date of issuance  (January 1, 1998) was $13,375,  $13,375 and $8,025 for Messrs. Young, Ewan and Steel, respectively.

(3)  The restricted shares have the same voting and dividend rights as all other
     Class A Common Stock.

(4) In 1996, the Company authorized a 7.5%, $100,000 loan to Dr. Ewan, which loan was funded in 1997. The loan is secured by real property. The loan, including interest thereon, is due on February 20, 2002. However, if Dr.
     Ewan ceases to be an employee of the Company, its parent, its subsidiary or an affiliated entity before February 20, 2002, Dr. Ewan shall pay to the Company, on his termination date, in full payment of the Note and accrued interest thereon, an amount equal to (i) the unpaid principal balance
     ("Principal"), less (ii) the Principal multiplied by a fraction, the numerator of which shall be the number of days from February 20, 1997 that Dr. Ewan was an employee, and the denominator of which is 1,825 (five years times 365 days). All Principal and accrued interest will be forgiven on February 20, 2002 if Dr. Ewan is an employee on that date. The amount shown represents the amount of Principal and interest forgiveness attributable to 1998 and 1997.


Employment Agreements

Effective January 1, 1998, Messrs. Young, Ewan and Steel entered into individual two-year employment agreements providing for annual salaries of $262,500, $250,000 and $150,150, respectively. The agreements shall be automatically renewed for one additional year for each year subsequent to 1999 unless the Executive or the Company gives notice to the other, in writing, at least 30 days prior to the expiration of 1998 or, thereafter, 13 months prior to the expiration of the agreements, of its or his desire to terminate the agreements or modify their terms. Except for salary and defined duties (see the above table), the terms of each Executive's separate employment agreement with the Company are the same. Each employment agreement provides that if the Executive is terminated by the Company at any time other than for cause, he is entitled to severance equal to 2.99 times base salary (excluding bonuses). Additionally, the Company provides each Executive with the use of a car.

Limitation of Liability and Indemnification Matters

The Company's Restated Articles of Incorporation limit the liability of its directors. As permitted by amendments to the California General Corporation Law enacted in 1987, directors will not be liable to AMV for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to AMV or its stockholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit,
(ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interest of AMV or its stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his duty to AMV or its stockholders, or that show a reckless disregard for his duty to AMV or its stockholders in circumstances in which he was, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to AMV or its stockholders, or (iii) based on transactions between AMV and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the California General Corporation Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission. AMV has been informed that in the opinion of the Securities and Exchange Commission, indemnification provisions, such as those contained in AMV's Restated Articles of Incorporation, are unenforceable with respect to claims arising under federal securities laws and, therefore, do not eliminate monetary liability of directors.

AMV's Amended and Restated Bylaws provide that AMV shall indemnify its directors and officers to the full extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law, and AMV has entered into indemnity agreements with its directors and officers providing such indemnity.

Stock Options

There were no AMV stock options granted to the named executive officers in 1998; nor were any options exercised by such executives. The following table sets forth information concerning options held by each of the named executive officers, and the value of options held at December 31, 1998:

                               Number of Shares
                            Underlying Unexercised        Value of Unexercised
                               Options/SARs at          In-the-Money Options at
                              December 31, 1998          December 31, 1998 (1)
                          -------------------------    -------------------------
    Name                  Exercisable/Unexercisable    Exercisable/Unexercisable
--------------------      -------------------------    -------------------------

William J. Young                  500,000/0                   $95,000/$0

James Ewan                        300,000/0                   $57,000/$0

Alan R. Steel                     250,000/0                   $47,500/$0

(1) Amounts are shown as the difference between exercise price and fair market value (based on a December 31, 1998 closing price of $1.19 per share).


1991, 1994 and 1997 Stock Option Plans

The Company has adopted three stock option plans, the 1991 Stock Option Plan (the "1991 Plan"), the 1994 Stock Option Plan (the "1994 Plan") and the 1997 Nonqualified Stock Option Plan (the "1997 Plan" adopted by the Company's Board of Directors on September 23, 1997) (collectively the "Plans"), covering 1,000,000, 2,000,000 and 500,000 shares, respectively, of Class A Common Stock, pursuant to which officers, non-employee directors and employees of the Company, as well as other persons who render services to or are otherwise associated with the Company, are eligible to receive incentive and/or nonqualified stock options.

The terms of the Plans are substantially the same, except that incentive stock options are not permitted under the 1997 Plan. The 1991 Plan expires in December 2001. The 1994 Plan expires in November 2004. The 1997 Plan expires in September 2007. The Plans are administered by the Stock Option Committee of the Board of Directors, currently consisting of Jack Nelson and Robert M. Loeffler. The selection of participants, allotments of shares, determination of price and other conditions of purchase of options will be determined by the Board or the Stock Option Committee at its sole discretion in order to attract and retain persons instrumental to the success of the Company. Incentive stock options granted under the 1991 and 1994 Plans are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair market value of the Class A Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Plans to a shareholder owning more than 10% of the voting power of the Company on the date of grant may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Class A Common Stock on the date of the grant. Non-qualified options granted under the Plans may be granted at less than the fair market value of the Class A Common Stock on the date of grant.

As of December 31, 1998, options to purchase 429,000 shares of Common Stock were available for future grant under the Plans.

SRC Stock Option Plan

During the year ended December 31, 1997, the Board of Directors approved the adoption of the SRC VISION, Inc. 1997 Stock Option Plan (the "SRC Plan") covering 396,000 shares of SRC's common stock, pursuant to which officers, directors, employees and other persons providing significant services to SRC are eligible to receive incentive and/or non-qualified stock options. The SRC Plan, which expires in August 2007, is administered by the Stock Option Committee of SRC's Board of Directors. The selection of participants, allotments of shares, determination of price and other conditions of purchase of options will be determined by SRC's Board or the Stock Option Committee at its sole discretion in order to attract and retain persons instrumental to the success of SRC. Incentive stock options granted under the SRC Plan are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair market value of SRC's common stock on the date of the grant, except that the term of an incentive stock option granted under the SRC Plan to a shareholder owning more than 10% of the voting power of SRC on the date of grant may not exceed five years and its exercise price may not be less than 110% of the fair market value of the SRC common stock on the date of the grant. Non-qualified options granted under the SRC Plan may be granted at less than the fair market value of the SRC common Stock on the date of grant.

The SRC Plan was established in contemplation of a possible future initial public offering ("IPO") of SRC common stock to raise long-term growth capital for SRC. While the Company has no current specific plans to effect such an offering, the Company's Board of Directors determined that it would be in the best interest of AMV, as the only stockholder of SRC, to "incentivize" key directors and employees of SRC prior to an IPO in order to retain the services of such individuals.

The following table sets forth information with respect to SRC options granted to the named AMV executive officers during the year ended December 31, 1997. No SRC options were granted during 1998.

                                                        Exercise
          Name and                   Number of            Price
     Relationship to SRC          Options Granted     ($/Share)(1)      Expiration           Vesting
------------------------------    ---------------     ------------      ----------      --------------------
William J. Young,                     42,660           $  1.86           01/09/07       100% on 01/10/06 (2)
   Chairman of the Board

James Ewan, President                152,300           $  1.86           01/09/07       100% on 01/10/06 (2)
   and Chief Executive Officer
   and Director

Alan R. Steel, Chief Financial        25,005           $  1.86           01/09/07       100% on 01/10/06 (2)
   Officer and Director

(1)  The exercise price represents fair market value on the grant date as determined by independent valuation.

(2)  Upon completion of an IPO, vesting will accelerate to 100% on the third anniversary date of the IPO.


As of December 31, 1998, options to purchase 79,000 shares of SRC common stock are available for future grant under the SRC Plan.

1997 Restricted Stock Plan

In January 1997, the Board of Directors adopted the 1997 Restricted Stock Plan to compensate for past performance, and to retain the services of, selected officers and directors of the Company and its subsidiaries. A maximum of 2,000,000 shares of Class A Common Stock may be issued under the 1997 Restricted Stock Plan, which is administered by the Board of Directors. Subject to the provisions of the 1997 Restricted Stock Plan, the Board may interpret the provisions of, and adopt amendments to, the plan. Stock awards under the 1997 Restricted Stock Plan are subject to terms and conditions as determined by the Board. As of December 31, 1998, 200,000 shares of restricted stock were outstanding pursuant to the 1997 Restricted Stock Plan.

On February 9, 1999, 350,000 restricted shares of Class A Common Stock were issued from the 1997 Restricted Stock Plan to Veneer Technology, Inc., a company owned equally by the four former owners of Ventek, including Mr. Van Voorhis, all of whom are currently key employees of Ventek. The shares cannot be transferred or traded unless a payment of $1.25 per share is made to AMV after February 1, 2000 but before January 31, 2001. If payment is not made by January 31, 2001, the shares will be forfeited and returned to the Company.

1998 Senior Management and Director Stock Purchase Plan

On December 22, 1998, the Board of Directors approved the adoption of the 1998 Senior Management and Director Stock Purchase Plan (the "1998 Plan") to advanced the interests of the Company by providing stock ownership opportunities for senior management. The 1998 Plan provided that the Company would loan up to an aggregate of $100,000 to Messrs. Young, Ewan, Van Voorhis and Steel to purchase Common Stock on the open market. The 1998 Plan provided that purchases must be made by March 22, 1999 (the period from December 22, 1998 to March 22, 1999 being the "Plan Period") and that any amounts advanced under the 1998 Plan would be secured by stock purchased from loan proceeds. During the Plan Period, Mr. Young borrowed $25,000 to purchase 22,222 shares of Common Stock. The 1998 Plan terminated on March 22, 1999.

Shareholder Rights Plan

In February 1998, the Company implemented a stock rights program. The Rights Plan is designed to protect the Company's shareholders against abusive takeover tactics and to ensure that each shareholder is treated fairly in any transaction involving an acquisition of control of the Company, such as partial or two-tiered tender offers that do not treat all shareholders fairly and equally. The Rights do not affect any takeover proposal, which the Board believes is in the best interests of the Company's shareholders. The overriding objective of the Board in adopting the Rights Plan is to preserve and maximize the Company's value for all shareholders.

Pursuant to the program, stockholders of record on February 27, 1998 received a dividend of one right to purchase for $15.00 one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock. The Rights are attached to AMV's Class A and Class B Common Stock ("Common Stock") and will also become attached to shares issued in the future. The Rights will not be traded separately until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of AMV's Common Stock. The Rights will expire on February 26, 2008 and are redeemable at $.0001 per Right.

After a triggering event, the Rights will detach from the Common Stock. If AMV is then merged into, or is acquired by, another corporation, the Company has the opportunity to either (i) redeem the Rights for a nominal price, or (ii) permit the Rights holder to receive in the merger stock of AMV or the acquiring company equal to two times the exercise price of the Right (i.e., $30). In the latter instance, the Rights attached to AMV Common Stock owned by the acquirer will become null and void. The effect of the Rights program is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of AMV's Board of Directors, the offer is inadequate.

In December 1998, the Rights Plan was amended to permit FMC to acquire up to 1,600,000 shares on the open market without causing a triggering event.


                     REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

During the fiscal year ended December 31, 1998, the Company had a Compensation Committee of the Board of Directors (the "Committee") consisting of directors Jack Nelson and Robert M. Loeffler. The compensation of the executive officers of the Company, including those of the executive officers named in the Executive Compensation table above, is determined by the Committee.

The Company's executive compensation programs are designed to:

     * provide competitive levels of base compensation in order to attract, retain and motivate high quality employees;

     * tie individual total compensation to individual performance and the success of the Company; and

     * align the interests of the Company's executive officers with those of its stockholders.

In the last several years, the Company has been transformed from a single business entity founded in 1987 to a holding company with two operating subsidiaries. Past and current compensation programs reflect the change in business organization. In view of the relatively brief evolution of the executive management team, the Company's executive compensation program has a limited history, with focus being upon base salary and stock-based compensation, such as grants of stock options and restricted stock.

Base Compensation

In determining base compensation for the Company's executive officers, the Committee assesses the relative contribution of each executive officer to the Company, the background and skills of each individual and the particular opportunities and problems which the individual confronts in his position with the Company. These factors are then assessed in the context of competitive market factors, including competitive opportunities with other companies. The Committee may also supplement base compensation through discretionary bonuses and/or grants of stock-based compensation in the course of its ongoing assessments of the performance of the Company's executive officers. In making its assessments of the Company's executive officers, other than Mr. Young, the Committee gives significant consideration to the views of Mr. Young including with respect to awards of stock options.

Stock Options

The Committee believes that the Company, its shareholders and its executive officers and other employees are well served by stock-based compensation. Accordingly, the Committee views options granted under the 1991 and the 1994 Plans, the SRC Plan and the restricted stock grants under the 1997 Restricted Stock Plan and for bonus purposes, as important to an effective executive compensation policy. The same rationale is also applicable to the Company's outside directors, pursuant to which awards are granted to new directors meeting specified criteria.

Chairman of the Board, President and Chief Executive Officer

In determining the compensation of the Chairman of the Board, President and Chief Executive Officer, the Committee focused upon the programs described above.

Mr. Young, the Company's Chairman, President and Chief Executive Officer, was hired in February 1994. Mr. Young receives a base salary and has been granted stock options and restricted stock. The Committee believes that stock-based compensation granted to Mr. Young closely aligns his interests with those of the Company's stockholders.

The Committee believes that the factors described in this report are significant for determining the Company's performance, and consequently, compensation of officers; but stockholders should be aware that these are not the only factors which influence Company stock value or overall performance, and that the same factor may not be the most significant in any succeeding period. Also, the achievement of targeted objectives by the Company in any period may not be solely indicative of the Company's future performance.




                                         Compensation Committee
                                         Robert M. Loeffler
                                         Jack Nelson




Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 1998, AMV's Board of Directors had a Compensation Committee consisting of two directors--Jack Nelson and Robert M.
Loeffler. There are no interlocks between the Company and other entities involving the Company's executive officers and board members who serve as executive officers or board members of other entities.


                          COMPARATIVE STOCK PERFORMANCE

The chart below sets forth a line graph comparing the performance of the Company's Class A Common Stock against the Nasdaq Stock Market - US Index and a peer group index (Nasdaq Non-Financial Stock Index) for the five years ended December 31, 1998. During the period prior to December 31, 1993, the Company was primarily engaged in the design, manufacture, and marketing of laser diode devices. The Company purchased SRC and Ventek, Inc., manufacturers of vision systems used in defect identification and machine sorting and defect removal equipment, in 1994 and 1996. As most of the Company's competitors in this business are privately held, a directly comparable peer group index is not available. Therefore, the Nasdaq Non-Financial Stock Index was selected as the peer group index.

The indices assume that the value of the investment in Advanced Machine Vision Corporation Class A Common Stock and each index was $100 on December 31, 1993, and that dividends, if any, were reinvested. The performance graph is provided as required under federal proxy rules.

{GRAPHIC OMITTED}

                           12/31/93     12/30/94     12/29/95     12/31/96      12/31/97      12/31/98
                           --------     --------     --------     --------      --------      --------
Advanced Machine
  Vision Corporation       $ 100.00     $  15.30     $   36.80    $   31.00     $  38.50      $  21.80
Nasdaq Stock Market-
  US Index                   100.00        97.80        138.30       170.00       208.60        293.20
Nasdaq Non-Financial
  Stocks                     100.00        96.20        134.00       162.80       191.00        279.80



                              CERTAIN TRANSACTIONS

Concurrent with the Company's July 1996 acquisition of the assets, operations and name of Ventek, Inc. (the remaining business being renamed Veneer Technology, Inc. ("Veneer")), Rodger A. Van Voorhis was appointed a director of the Company. Mr. Van Voorhis remains a stockholder of Veneer, a private company engaged in real estate and other business.

In connection with the acquisition, AMV issued the following notes due July 23, 1999 to Veneer: (i) a 6.75% $1,000,000 note; (ii) a 6.75% $2,250,000 note convertible  into the  Company's  Class A Common  Stock at $2.25 per share;  and
(iii) a note and stock appreciation rights payable (a) by issuance of up to 1,800,000 shares of Class A Common Stock or at the Company's option, in cash, or
(b) solely in cash in the event AMV Common Stock is delisted from the Nasdaq Stock Market. The $2,250,000 note also contains a provision giving Veneer the right to sell back to AMV up to 1,000,000 shares of AMV Class A Common Stock received upon conversion for consideration consisting of SRC common stock owned by AMV, but only if an IPO of SRC common stock is completed before the maturity date of the note. The number of shares of SRC common stock to be paid shall be determined by dividing the total market value (as defined) of the shares of AMV Class A Common Stock to be sold by 70% of the IPO price of SRC's common stock. The Company also issued a warrant to purchase 1,000,000 shares (subsequently reduced to 250,000 shares) of Class A Common Stock at $2.25 per share which is fully vested.

In February 1999, the Ventek notes were restructured. $750,000 of the $1,000,000 note was prepaid, and the maturity date of the remaining $250,000 was extended to July 23, 2000. The maturity date of the $2,250,000 note was extended to July 23, 2000. The $1,125,000 note was paid in full by delivery of 1,800,000 restricted shares, and the stock appreciation rights were canceled. In addition, the remaining 250,000 Class I Warrants were canceled.

In September 1998, Ventek entered into a one-year lease for 8,000 square feet of manufacturing and office space. The lessor is TEV, LLC ("TEV"), which is 50% owned by Whamdyne LLC ("Whamdyne"). Mr. Van Voorhis is a 25% owner of Whamdyne. During 1998, Ventek paid $8,640 of rent to TEV ($2,880 per month).

In October 1998, the Company sold 119,106 shares of Series B Preferred Stock to FMC for $2,620,000. The preferred stock is convertible into 1,191,000 shares of Class A Common Stock, which, if converted, represented a 10% ownership position based on the number of common shares outstanding on the transaction date. Each share of preferred stock is allowed ten votes in matters placed before the common shareholders except in the election of directors, in which case FMC has the right to elect one director. The preferred stock pays no dividends. The preferred stock has a $22-per-share liquidation preference. FMC also has a five-year option to purchase a number of shares of common stock equal to 15% of the shares outstanding on the exercise date at a price equal to the greater of the then-current market value of the AMV common stock or $2.20 per share. If FMC exercises its 15% option, it will be entitled to elect one additional director.


                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock as of March 10, 1999, by (i) each person who is known by AMV to own beneficially more than 5% of outstanding Class A Common Stock; (ii) each of AMV's directors and named executive officers; and (iii) all executive officers and directors of AMV as a group:

                                                         Shares Acquirable Pursuant to: (2)
                                                         ----------------------------------
                                  Shares Owned                             Conversion                  Approximate
                           ----------------------------                    of Debt or                  Percent of
Name and Address           Unrestricted  Restricted (1)      Options     Preferred Stock      Total     Ownership
------------------------   ------------  --------------     ---------    ---------------    ---------  -----------
FMC Corporation                     --            --        1,598,282       1,191,060       2,789,342     26.0%
200 East Randolph Drive
Chicago, IL 60601 (5)

Wellington Management        1,025,000            --               --              --       1,025,000      9.6%
   Company, LLP
75 State Street
Boston, MA 02109 (3)

Ashford Capital
   Management, Inc. (6)        735,000            --               --              --         735,000      6.9%
P. O. Box 4172
Wilmington, DE 19807

William J. Young               277,378       117,222          500,000              --         894,600      6.7%
3709 Citation Way #102
Medford, OR 97504

Rodger A. Van Voorhis           74,000     2,150,000               --         333,333       2,557,333     19.4%
4217 W Fifth Avenue
Eugene, OR 97402 (4)

Dr. James Ewan                  18,700        57,000          300,000              --         375,700      2.9%
2067 Commerce Drive
Medford, OR 97504

Alan R. Steel                   31,500        48,000          250,000              --         310,500      2.5%
3709 Citation Way #102
Medford, OR 97504

Jack Nelson, Esq.                   --            --          100,000              --         100,000         *
2 Executive Drive #755
Fort Lee, NJ 07024-3308

Vikram Dutt                         --            --           75,000              --          75,000         *
309 W Washington St. #1250
Chicago, IL 60606

Robert M. Loeffler                  --            --           75,000              --          75,000         *
10701 Wilshire Blvd. #1401
Los Angeles, CA 90024

Haig S. Bagerdjian                  --            --           75,000              --          75,000         *
6464 Canoga Avenue
Woodland Hills, CA 91367

All executive officers and                                                                  4,482,133     30.6%
directors as a group
(ten persons)

*    Less than 1%.

(1)  Reference is made to Note 2 of the Executive Compensation table in this Proxy Statement for a description of restrictions.

(2)  Represents shares acquirable as of December 31, 1998 and 60 days thereafter.

(3)  Pursuant to Schedule 13G, filed with the Securities and Exchange Commission on January 24, 1999.

(4)  25,000 of the unrestricted shares are owned by Whamdyne. 2,150,000 restricted shares are owned by Veneer. The shares acquirable upon conversion relate to convertible debt issued to Veneer. Mr. Van Voorhis is a 25% owner of both Whamdyne LLC and Veneer Technology, Inc. and is, therefore, deemed to be a beneficial owner of such shares. See also "Certain
     Transactions."

(5)  Pursuant to Schedule 13G, filed with the Securities and Exchange Commission on October 22, 1998.

(6)  Pursuant to Schedule 13G, filed with the Securities and Exchange Commission on February 9, 1999.



Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws, the Company's directors, executive officers, and any person holding beneficially more than 10% of the Company's common stock are required to report their ownership of the Company's securities and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failures to file by these dates during the last fiscal year. The Company knows of no instances of persons who have failed to file or have delinquently filed Section 16(a) reports within the most recently completed fiscal year.


                         INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP has examined, as independent auditors, the financial statements of the Company for the year ended December 31, 1998. The Board of Directors has selected PricewaterhouseCoopers LLP as the independent auditors for the current year.


                        STOCKHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF STOCKHOLDERS

The next Annual Meeting of stockholders is expected to be held by June 15, 2000. Stockholders of the Company who intend to submit proposals to the Company's stockholders at the next annual meeting of stockholders must submit such proposals to the Company no later than January 15, 2000, in order to be included in the proxy materials. Stockholder proposals should be submitted to the Corporate Secretary, Advanced Machine Vision Corporation, 3709 Citation Way #102, Medford, Oregon 97504.


                                  OTHER MATTERS

If any matters not referred to in this proxy statement should properly come before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment. The management is not aware of any such matters that may be presented for action at the meeting. Matters incident to the conduct of the meeting may be voted upon pursuant to the proxies.


                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company will furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, to any stockholder desiring a copy.
Stockholders may write to the Company at:

       Advanced Machine Vision Corporation
       Attn:  Corporate Secretary
       3709 Citation Way #102
       Medford, Oregon 97504


                                             By Order of the Board of Directors,



                                             /s/ Alan R. Steel
                                             -----------------------------------
                                             Alan R. Steel
                                             Vice President, Finance and
                                             Chief Financial Officer

April 2, 1999